Exhibit 99.0

For Immediate Release	Contact:	Bob DeFillippo
November 17, 2010		(973) 802-4149

PRUDENTIAL FINANCIAL, INC. COMPLETES PUBLIC OFFERING OF

COMMON STOCK

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today announced that it has completed a public offering of 18,348,624 shares of its common stock, resulting in net proceeds to the company of approximately $970 million. The company intends to use the net proceeds from the common stock offering to fund a portion of the purchase price for its previously announced acquisition of AIG Star Life Insurance Co., Ltd and AIG Edison Life Insurance Company from American International Group, Inc.

This announcement does not constitute an offer to sell or the solicitation of any offer to buy the common stock, nor shall there be any offer or sale of the common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Prudential Financial, Inc., a financial services leader with approximately $750 billion of assets under management as of September 30, 2010, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services.